Exhibit 99.1

FOR IMMEDIATE RELEASE

William Lyon Homes Announces Pricing of Offering of 6.625% Senior Notes Due 2027

NEWPORT BEACH, Calif. — June 24, 2019 — William Lyon Homes (NYSE: WLH) (the “Company”) today announced that it has priced a private offering of $300.0 million in aggregate principal amount of 6.625% senior notes due 2027 (the “2027 notes”) through its wholly owned subsidiary, William Lyon Homes, Inc. (“California Lyon”). The Company expects to close this offering on July 9, 2019, subject to the satisfaction of customary closing conditions.

The Company intends to use the net proceeds from this offering, as well as cash on hand, to redeem $300.0 million in aggregate principal amount of California Lyon’s $350.0 million of outstanding 7.00% senior notes due 2022. The Company intends to repay the remaining outstanding $50.0 million in aggregate principal amount of the 7.00% senior notes due 2022 with free cash flow in a subsequent period as part of its overall deleveraging strategy.

The 2027 notes are being offered and sold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in compliance with Regulation S under the Securities Act. The 2027 notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release is neither an offer to sell nor a solicitation of an offer to buy the 2027 notes or any other securities and shall not constitute an offer or a solicitation of an offer to buy, or a sale of, the 2027 notes or any other securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or any jurisdiction. Any offer, if at all, will be made only pursuant to Rule 144A under the Securities Act.

Forward-Looking Statements

Statements contained in this release that state the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements. Specifically, the Company cannot assure you that the proposed offering of the 2027 notes or the redemption of the 7.00% senior notes due 2022, each as described above, will be consummated on the terms currently contemplated, if at all. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Additional information concerning factors that could cause actual results to differ materially is contained from time to time in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s annual report on Form 10-K for the year ended December 31, 2018, and its quarterly report on Form 10-Q for the quarter ended March 31, 2019. The Company disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

About William Lyon Homes

William Lyon Homes is one of the largest Western U.S. regional homebuilders. Headquartered in Newport Beach, California, the Company is primarily engaged in the design, construction, marketing and sale of single-family detached and attached homes in California, Arizona, Nevada, Colorado, Washington, Oregon and Texas. Its core markets include Orange County, Los Angeles, San Diego, Riverside, San Bernardino, the South and East Bay Areas of San Francisco, Phoenix, Las Vegas, Denver, Fort Collins, Portland, Seattle, Houston, Austin and San Antonio. The Company has a distinguished legacy of more than 60 years of homebuilding operations, over which time it has sold in excess of 108,000 homes. The Company markets and sells its homes under the William Lyon Homes brand in all of its markets except for Washington and Oregon, where the Company operates under the Polygon Northwest brand.

Investor/Media Contacts:

Larry Clark

Financial Profiles, Inc.

(310) 622-8223

WLH@finprofiles.com